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                                                                   EXHIBIT 99.2

                           CTN MEDIA GROUP TO SELL ITS
                      COLLEGE TELEVISION NETWORK TO VIACOM

ATLANTA, GA - September 20, 2002 - CTN Media Group, Inc. ("CTN" or the "Company") (NASDAQ BB: UCTN) today announced that it has entered into a definitive asset purchase agreement to sell the College Television Network to MTV Networks, a division of Viacom Inc. (NYSE: VIA, VIA.B) for $15 million in cash, subject to certain adjustments. Under the transaction, Viacom will provide the Company with a prepayment of a portion of the purchase price to fund working capital of the Company up to the closing, which is expected in the fourth quarter of 2002.

The closing of the transaction is subject to customary closing conditions. Contemporaneously with the execution of the asset purchase agreement, U-C Holdings, LLC ("Holdings") and Willis Stein & Partners, L.P., its managing member, entered into a voting agreement with Viacom which provides, among other things, that Holdings will vote in favor of the transactions contemplated by the asset purchase agreement. CTN will send an information statement relating to the sale to all of its stockholders. The sale is expected to be completed 20 days after mailing of the information statement.

CTN intends to use the proceeds of the sale to Viacom to repay its secured indebtedness of approximately $11.5 million to LaSalle Bank and Holdings. The balance of the proceeds from the sale and proceeds from the collection of accounts receivable and other remaining assets will be used to pay unsecured creditors. The Company's common stockholders will not receive proceeds from this transaction. The College Television Network is CTN's sole remaining business.

Tom Rocco, President of CTN Media Group, Inc., said, "With this acquisition, College Television Network will now gain the incredible resources MTV can provide to achieve its true potential as the premier network service, specifically created for the college market. We've worked hard over the past 8 years to build CTN, and now we have the perfect opportunity to make it a truly viable media outlet."

This press release contains forward-looking statements regarding the Company's business strategy, including statements relating to the Company's ability to close the sale of the College Television Network. Forward-looking statements involve known and unknown risks and uncertainties and actual results might differ materially from the forward-looking statements. Risks which may cause the actual results and performance to differ materially from the future results expressed or implied by such forward-looking statements include, but are not limited to, the failure of the Company to meet revenue goals, the failure of third parties to fulfill contractual commitments, the loss of customer contracts, and the failure to obtain necessary consents and approvals, as well as other important factors detailed from time to time in the Company's annual report and other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any obligation to provide public
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updates, revisions or amendments to any forward-looking statements made herein to reflect changes in the Company's expectations or future events.

For further information, please contact Patrick Doran, Chief Financial Officer at (404) 256-4444, or Thomas Rocco, President at (212) 980-6600.